SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2007

ADUDDELL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	000-24684	73-1587867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 N.W. Expressway, Suite 1500

Oklahoma City, Oklahoma                          73118

(Address of principal executive offices)              (Zip Code)

(405) 810-2969

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 1.01  Entry into a Material Definitive Agreement.

On May 25, 2007, Aduddell Industries, Inc. (the “Company”) and Hayden Building Maintenance Corporation and Hudson Valley Roofing and Sheet Metal, Inc. (collectively “Hayden”) extended the closing date of the previously announced Stock Purchase Agreement (the “Agreement”) pursuant to which the Company will acquire all of the issued and outstanding capital stock of Hayden.

Pursuant to the terms of the Extension Agreement, the closing will be extended as follows:

(a)

Until the earlier of August 17, 2007 or such time as the Company pays Greg Hayden the sum of $250,000.00 cash as a non-refundable earnest money deposit, provided that the Company shall cause Tim Aduddell to deliver his Personal Guaranty of the payment of such obligation; and

(b)	If the cash referred to in (a) above is paid, until December 28, 2007.

From the date of the Extension Agreement until closing, the Company will receive (1) 5% of gross revenue from any project that the Company refers to Hayden and (2) all revenue received above Hayden’s price for the project.

The closing of the Agreement is subject to customary conditions to closing.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 31, 2007, the Company announced that David W. Aduddell, who had served as Director of Corporate Development, has resigned that post effective June 1, 2007, to manage his privately owned business interests. Mr. Aduddell remains on the Company's Board of Directors as its Vice Chairman and will continue to remain actively involved in the Company's business direction.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Second Extention Agreement dated May 25, 2007, between Aduddell Industries, Inc. an Oklahoma corporation and Greg Hayden, an individual resident in New York

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADUDDELL INDUSTRIES, INC.
/s/ Reggie Cook Reggie Cook Chief Financial Officer and Secretary
June 1, 2007

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

99.1	Second Extention Agreement dated May 25, 2007, between Aduddell Industries, Inc. an Oklahoma corporation and Greg Hayden, an individual resident in New York	Filed herewith electronically

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